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                                                                    Exhibit 99.2


AVTEAM ANNOUNCES RECENT AGREEMENTS
January 24, 2001 08:32:00 AM ET

-- WESTJET AIRLINES MRO SUPPLY AGREEMENT

-- AMENDMENT OF CREDIT FACILITY

MIRAMAR, Fla., Jan. 24 /PRNewswire/ -- AVTEAM, Inc. AVTM, a global supplier of aftermarket aircraft engines, engine parts, airframe components, and engine repair and overhaul services to the aviation industry, today reported that it has entered into an agreement with WestJet Airlines (TSE: WJA.TO) to be their primary supplier of JT8D engine repair services.

Commenting on the agreement, Donald A. Graw, Chairman and Chief Executive Officer, noted, "We're very excited that WestJet has selected AVTEAM as its primary supplier for the next two years. WestJet, a premier Canadian airline, has been our customer for the past year and I view this agreement as an affirmation of our strong relationship and the excellent value that AVTEAM provides. Potentially, this agreement should provide 30 to 40 engine repairs over the next two years. Based upon scheduled removals indicated to AVTEAM, we believe our business from WestJet in 2001 should increase significantly above the 2000 level."

The Company also reported it has entered into a fourth amendment to its revolving credit facility. Certain financial covenants that the Company otherwise would have violated are waived through February 2, 2001. The amendment further modifies interest payment dates from quarterly to monthly commencing January 31, 2001. Graw noted, "We are currently negotiating with our Lenders to restructure the credit facility for an additional term of six months effective February 1, 2001 while we continue to pursue a strategic partner. I am encouraged with our ongoing dialogue but there are no assurances the discussions will be successful." The Company's credit facility currently is due to expire April 30, 2001.

Mr. Graw noted that the Company continues to vigorously pursue a strategic partner.

AVTEAM is a leader in the $20 billion worldwide aftermarket for commercial aircraft engines, engine parts, airframe components and engine maintenance services. The Company is an internationally recognized specialist in the refurbishment of the Pratt & Whitney JT8D jet turbine engine, currently the most widely flown engine in the world's commercial airline fleet. Recently, AVTEAM has expanded its product line to include CFM56 and CF6 engine parts, and DC-9 and DC-10 airframe material, and received FAA certification to provide complete maintenance, repair and overhaul services for the CFM56-2 and CFM56-3 engine models. AVTEAM also offers equipment leasing, engine management and certain on-wing maintenance services. In December 1998, the Company acquired substantially all the assets and liabilities of M&M Aircraft Services, Inc., an engine maintenance, repair and overhaul company based in Medley, Florida.

Except for the factual statements made herein, the information contained in this press release contains certain "forward-looking statements" within the meaning of the federal securities laws and are not guarantees of future performance. "Forward looking statements" include statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases, such as "will or should result," "are



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expected to," "will or should continue," "is anticipated," "plans," "intends,"
"estimated," "projection" and "outlook"). For a variety of reasons, the Company's actual results could differ materially from any forward-looking statements made in this press release. Among the factors that could cause actual results to differ from predicted or expected results are the following: the effects of increased indebtedness, interest rates and bank fees or a failure to extend its existing credit facility, airline industry profitability, reduced availability of funds for operations and expansion, the inability of the Company to retain highly skilled employees, the loss of a major customer, the failure to attract sufficient customers for its CFM56 repair services, difficulties in executing the Company's plans to further expand CFM56 capability, the decline in overall usage of the JT8D aircraft engine, increased fuel prices and interest charges, a decline in the demand for aftermarket aircraft engines, engine parts and airframe components, seasonal fluctuations, rescheduling or cancellation of customer orders, which could materially adversely affect the Company's revenues; the possibility that regulatory changes and unforeseen events could impact the Company's ability to provide products and services to its customers; existing competition from national and regional competitors, which could result in pricing and other pressures on profitability and market share; and other risks, investor considerations and uncertainties set forth in the Company's filings with the Securities and Exchange Commission ("the Commission"), the Company's Form 10-K for the year-ended December 31, 1999. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.